Approved January 17, 2013

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CODE OF CONDUCT AND ETHICS
FOR
EMPLOYEES, OFFICERS AND DIRECTORS

Adherence to the Highest Ethical Standards

First Guaranty Bancshares, Inc. and its consolidated subsidiary (the “Company”) are committed to the highest ethical standards in the conduct of our business. Honesty, integrity, and trust are essential to our reputation with our customers, employees, and the communities we serve. They are also essential to our ability to attract and retain customers and grow our business. Users of our services must be able to do so with complete confidence in the integrity of those with whom they deal.

Although this Code of Conduct and Ethics (the “Code”) does not cover every ethical issue that may arise, it sets out basic principles to guide our employees, officers and directors.

Each of our employees, officers, and directors must read, understand and adhere to this Code, and conduct themselves accordingly, avoiding even the appearance of any impropriety.

In the event an applicable law, regulation, or regulatory rule conflicts with this Code, such law, regulation, or regulatory rule shall take precedence. However, if a local custom or policy conflicts with this Code, this Code takes precedence. We will have more detailed policies covering certain topics in this Code, as deemed necessary. You are expected to comply both with this Code and any other policies, operating rules and procedures set forth in the applicable policies or department or branch manuals. If you have any questions about compliance with policy, or possible conflicts between policies, you should seek guidance from your manager or Human Resources. Violations of the standards set forth in this Code will be subject to disciplinary action. If you are in a situation which you believe may lead to a violation of this Code, please follow the guidelines described in the section entitled “Prompt Confidential Reporting of Code Violations.”

Our Basic Ethical Principles

Honesty. Our business is based on mutual trust and absolute honesty in all our dealings whether internally or externally. We must adhere to and demonstrate this principle at all times in both our personal and corporate behavior.

Integrity. Our business creates opportunities that can be realized only if we demonstrate the integrity of the Company, as well as the integrity of our personnel. We therefore use corporate assets, including our name, with the care befitting a valuable resource.

Respect. We treat one another with respect and dignity, and we respect the diversity of our workforce, our customers, and our communities.

Responsibility. We are accountable for our actions and we ask for clarification when necessary, and are responsible for reporting concerns or observed violations of the Code.

Good Citizenship. We comply with both the intent and spirit of laws that govern our business and the community, thereby contributing to the strength and well being of our constituent customers and communities we serve.

Compliance with Laws, Rules, and Regulations

Employees should become familiar with all laws and regulations applicable to the Company, as such laws and regulations relate to daily work requirements and professional responsibilities. Each of these and other laws and regulations are addressed in our various policies and procedures which are available to employees. Therefore, all of our employees, officers, and directors are required to carry out their responsibilities in accordance with applicable laws, regulations, and policy, including all applicable federal and state criminal laws governing fraud, bribery, embezzlement, conversion, and conflicts of interest. They also must conduct their business affairs consistent with applicable safety and soundness standards and Code requirements. Everyone is expected to have sufficient knowledge of applicable laws and regulations that relate to their duties, and should know when to seek guidance from higher authority. It is imperative to follow operating rules and procedures covered in applicable department or branch manuals, and to use the proper Company or First Guaranty Bank forms, which have been prepared with legal requirements in mind.

Accurate Record Keeping and Accounting. We require honest and accurate recording and reporting of financial and other information both to make responsible business decisions, and to provide accurate reporting of our performance to regulators, depositors, and employees. We require full, fair, accurate, timely, and understandable disclosure in all reports and documents we file with, or submit to the regulators, and in other material public communications. It is a violation of law and our policy for any employee to attempt to improperly influence or mislead the financial reporting process or our accountants who audit our financial statements. Our financial and other reporting must fairly present the financial condition, results of operations and cash flow of the Company, and it must comply in all material respects with applicable law, governmental rules and regulations, including generally accepted accounting principles and applicable rules of banking regulators.

We have implemented disclosure controls and procedures to ensure that our public disclosures are timely, comply with laws and regulations, and are otherwise fair, accurate, and understandable. Employees responsible for the preparation of our public disclosures, or who provide information as part of that process, have a responsibility to ensure that such disclosures and information are complete, accurate and comply with our Company’s disclosure controls and procedures.

Document Retention and Destruction. Employees and directors must fully comply with our document retention and destruction policy. In addition, once a legal proceeding has begun (or when one is threatened or reasonably likely), federal and state obstruction-of-justice statutes require us to preserve documents relevant to the issues in that proceeding even before specific documents are requested. Any employee, officer, or director, who fails to comply with this policy, as well as industry regulations and state and federal laws, is subject to termination or removal and may also face criminal or civil prosecution, with possible fines and prison terms.

Confidentiality of Information. Employees, officers and directors who have access to confidential information are not permitted to use or share that information for any purpose except the conduct of our business. Non-public information regarding the Company, or our customers, is confidential and should be safeguarded appropriately. Any use of non-public information for personal financial benefit or to “tip” others who might make an investment choice based on this information is both unethical and illegal. Please consult the Company’s Compliance Department for further details on this topic.

Regulatory Agencies, Auditors, and Counsel.  Honesty, candor, and cooperation are required in dealing with our independent and internal auditors, and attorneys. Any request by regulatory or governmental agencies for information, which is not incidental to periodic bank and holding company examinations and required reports, should be referred to the Compliance Department.

Competition and Fair Dealing.  Competition requires fair dealing with customers, competitors, suppliers, and fellow employees. We compete based on achieving advantage in the marketplace through superior service, competitive interest rates, and ethical business practices. Accordingly, it is against our policy to attempt to win or keep business relationships based on unethical or illegal activities. Employees must not attempt to obtain unfair advantage over competitors, customers, suppliers, or fellow employees through manipulation, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Anti-Competitive Activities. Federal and state law prohibits any combination, conspiracy, or agreement among competitors to restrict or prevent competition. Violations can occur through both formal and informal agreements between the Company and a competitor to fix prices, allocate markets or customers, or refuse to deal with particular suppliers or customers. All employees should be especially careful at social or professional meetings to avoid discussions or exchanges of information relating to competitive matters (i.e., cost, pricing, or strategy).  Employees with questions concerning any such antitrust issues should be directed to the Compliance Officer.

Vendors. Employees who select or work with vendors for the Company are required to be objective and fair and employ professional business practices when selecting sources, in negotiations, in awarding business, and in the administration of purchasing activities. Although we expect employees to strive for good relationships with suppliers, it is wrong to create even the impression that a supplier has a “friend” at the Company and can therefore exert special influence.

Safeguarding and Proper Use of Our Assets. Our employees, officers and directors are bound by this Code to protect our assets, ensuring they are used only for legitimate business purposes. Such assets include, but are not limited to, capital, facilities, equipment, proprietary information, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials and customer lists.

Corporate Funds. Employees entrusted with the Company’s funds are personally responsible for the handling of those funds.

Physical Assets. Employees entrusted with use of our physical assets (such as computer equipment, corporate charge cards, telephones and office supplies) must protect them from loss, damage, misuse or theft. These assets should be used only to conduct our business and for purposes authorized by management.

Information Technology. Our information systems, such as Internet access, e-mail and software programs are vital to conducting our business and, accordingly, are to be used only for business purposes. Using the Internet for non-business purposes is inappropriate. Visiting sites with sexual or hate content as well as gambling-related sites is strictly prohibited. All data stored in the computer system, such as data files or word processing documents, must be treated as proprietary information. Our technology policy sets the standards relating to the use and protection of computer and information assets, and employees must adhere to this policy.

Conflicts of Interest.  Employees, officers and directors are expected to make business decisions on behalf of the Company free from conflicting outside interests. It is a violation of this Code and of our policies to foster personal or business interests (or those of others with whom such persons have a personal or business relationship) at the expense of the Company. Although it is impossible to cover every potential conflict of interest situation, a potential conflict exists whenever an employee, officer, or director of the Company has an outside interest, direct or indirect, which conflicts with their duty to the Company or adversely affects their judgment in the discharge of their responsibilities to the Company. Examples of conflicts of interest include receiving money or other benefits from a third party in return for the Company granting a loan to or purchasing property or services from such third party, and advocating a transaction between the Company and another entity in which such person owns stock or otherwise stands to benefit from the transaction at the expense of the Company. The appearance of a conflict of interest may be just as damaging to our reputation as a real conflict of interest and may be difficult to discern. Our employees, officers and directors are expected to objectively assess their actions periodically to determine whether a reasonable, disinterested observer, a customer, a supplier, a shareholder, an acquaintance, or a government official would have grounds to believe a conflict of interest exists.

Giving and Receiving Gifts. Employees, officers and directors or their close family members should not accept any gift, regardless of its value, that might appear to compromise independent business judgment. Neither should employees, officers or directors give a gift to a customer, vendor, or prospect that might appear to be an attempt to influence them. Gifts include cash, material goods, services, promotional premiums, knowingly accepting a discount, and receipt of a loan. When the value of the gift is appropriate to an occasion (e.g., holidays), and permitted by law, non-cash gifts may be accepted from, or provided to, customers or suppliers, provided they are valued at $100 or less. Any gift received over such amount should be politely returned or approval from the Chief Executive Officer obtained prior to acceptance. Gifts are permitted under this policy in the following circumstances:

▪	Gifts of reasonable value based on a family or personal relationship where that relationship is the obvious motivating factor for the gift;
▪	Discounts or rebates on merchandise or services that do not exceed those available to other customers of the merchant;
▪	Awards for recognition of service or accomplishments from civic, charitable, educational, or religious organizations.

GIFTS OR GRATUITIES TO GOVERNMENT OFFICIALS ARE INAPPROPRIATE, POSSIBLY ILLEGAL AND ARE STRICTLY PROHIBITED.

Business Functions and Entertaining. Meals, refreshments, entertainment, accommodation, or travel arrangements of a reasonable value may be accepted if they are provided in the course of a meeting or occasion, the purpose of which is to hold bona fide business discussions or to foster better relations, and provided that the expense would be paid for by the Company if not paid for by another party. Customary and reasonable business and related development practices, consisting of appropriate entertainment events, including meals, are not prohibited by this Code. Such activities are prohibited if they are or may appear to be lavish. Frequent entertaining could appear to influence the judgment of the person being entertained. The purchase of tickets to fundraising events sponsored by non-profit organizations is considered a “normal business practice.” Invitations received by employees and officers that may seem inappropriate should be discussed with the Executive Vice President responsible for your functional area prior to acceptance. In matters involving Executive Vice Presidents or above, such invitations should be discussed with the Chief Executive Officer prior to acceptance. Invitations involving the Chief Executive Officer or a director should be discussed with the Chair of the Nominating and Corporate Governance Committee. Relationships with Outside Interests. Employees, officers and directors must avoid conflicts and the appearance of conflicts between personal interests and the interests of the Company. Employees, officers, and directors may own securities (e.g., debt or stock) in entities who are competitors or customers, without providing immediate notification to the Company. Employees, officers and directors must not act on behalf of the Company in any transaction involving persons or organizations with which you, or a family member, have any personal, financial, or residual interest without first providing written disclosure of such interest to the CEO, or the Board, as applicable. A family member includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. The CEO or Board, as applicable, will review any personal disclosures and make a recusal determination promptly and will advise you if additional actions must be taken.Additionally, you must recuse yourself from any decision making process when you believe you or your family’s personal, financial, or residual interest presents a conflict or is sufficient that a conflict could be perceived. Such recusal shall be clearly documented in the minutes of any meeting at which the conflict or appearance of conflict is discussed. Relationships, other than normal and customary relationships at prevailing terms that an employee, officer or director may have with Company suppliers (for example, home improvement services, security firms, attorneys, lawn services, or automobile repair shops) should always be disclosed in writing to Human Resources prior to its commencement, and must be approved in writing in advance.

Employees and officers who serve in a “financial oversight role” are not permitted to receive any tax services from the Company’s independent auditors. The prohibition extends to the employee or officer’s Immediate Family Members. Immediate Family Member is defined as “spouse, spousal equivalent, or dependents.” The characteristic that identifies a “financial reporting role” is the ability to exercise influence over the contents of the financial statements of the Company or anyone who prepares them. The following roles are among those that meet the criterion: chief executive officer; president; chief financial officer; chief operating officer; general counsel, chief accounting officer; controller; director of internal audit; director of financial reporting, treasurer, and director of internal controls compliance. Tax services to a board member are permitted provided the Board member does not also function in any of the other financial reporting oversight roles noted immediately above.

Secondary Employment. We do not prohibit other employment; however, full time employees are expected to devote their complete attention and energy to their duties. Employees must notify their immediate supervisor and the Human Resource Officer prior to accepting any outside employment. Officers holding the title of Senior Vice President or higher (“Executive Officer”) must notify the Chief Executive Officer. Outside employment will not be approved which might subject the Company to criticism or which would encroach on working time, interfere with regular duties, or otherwise affect an individual's effectiveness. Employees are prohibited from outside employment that may appear to create a conflict of interest. This section should not be construed as prohibiting or discouraging an employee from serving as a volunteer at a non-profit organization.

Examples include:

•	Engaging in any activity that competes with the Company.
•	Employment which involves the use of our equipment, supplies, or facilities.
•
Employment which involves the preparation, audit or certification of financial statements, tax returns, or other documents upon which we may rely for lending or other decisions. Senior Managers and employees who prepare income tax returns for individuals or entities other than themselves must obtain confirmation that the customer does not intend to use the officer's or employee's work product as part of any transaction with the Company.

•	Employment which involves giving investment, legal or other advice, or exercising judgment which is based upon information, reports, or analyses that are accessible from the Company.
•	Employment which may reflect adversely on the officer, employee, or the Company.
•	Employment under circumstances which may suggest the sponsorship or support of the Company on behalf of the outside employer or an outside organization.
•	Employment as an insurance or securities broker, agent or representative.
•	Employment as a real estate salesman, broker, agent, or contractor, (except with the prior written approval of Chief Executive Officer).

Confidentiality and Privacy

Nonpublic Information. Employees are required to maintain the confidentiality of information entrusted to them by the Company and provided by our customers and vendors. Confidential information includes all non-public information that might be of use to competitors, or harmful to us or to our customers, if disclosed. It also includes non-public information about our financial condition, results of operations, business operations, and future prospects. All employees must exercise care not to misuse nonpublic information obtained during their employment, including customer lists, information about our personnel and customers, and business plans and ideas. The obligation to preserve confidential information continues even after employment ends. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. Discuss your concerns with your manager or Human Resource Officer if you have any questions regarding what constitutes confidential information or when such information must be disclosed.

Customer Information Privacy. We protect the confidentiality and security of customer information. The Company has a policy governing Customer Information Privacy and such policy should be referenced for more detailed information. Our Privacy Policy for customer information provides, among other things, that:

•	We do not sell or rent customers’ personal information.
•
We do not release customer information to third parties, except upon a customer’s authorization or when required by law. Employees may not discuss the business affairs of any customer with any other person, except on a strict need-to-know basis

•	Third-Party service providers and vendors with access to customer information are required to keep customer information confidential and use it only to provide services to or for the Company.

Our People

We are committed to treating everyone with respect and dignity. Hostility, harassment, or unwelcome sexual advances are offensive and are not tolerated. We will strive to provide a safe and secure work environment, and to respect and protect the personal information of our employees, officers and directors.

Equal Opportunity. We are an equal opportunity employer, committed to ensuring that our workplace is free from discrimination. As such, we will recruit, hire, train, and promote individuals in accordance with all applicable laws and regulations, without regard to a person’s race, color, creed, religion, age, gender, national origin, citizenship status, marital status, sexual orientation, disability, veteran status, or other category protected by federal, state, or local law.

Harassment-Free Work Environment. One objective of this Code is to discourage unprofessional behavior that compromises trust, the quality of the work environment, or the integrity of decision-making. We prohibit behavior that harasses an employee, officer or director, or customer on the basis of race, color, creed, religion, age, gender, national origin, citizenship status, marital status, sexual orientation, disability, veteran status, or other category protected by federal, state, or local law. Forms of such harassment can include physical, verbal, and nonverbal behavior that harasses, disrupts, or interferes with work performance or in any way creates or contributes to an intimidating, hostile, or offensive work environment. This behavior includes, by way of example only, off-color jokes, threats, and derogatory e-mails or drawings. Similarly, favoritism, belittling others, and verbal outrages undermine the dignity and respect due to all employees, officers and directors. Sexual harassment is one form of conduct that undermines the integrity of the employment relationship. For purposes of this policy, sexual harassment is defined as sexual behavior that is unwelcome, is personally offensive, or creates a hostile, intimidating, or offensive work environment. We will not tolerate sexual harassment of applicants for employment, employees, officers or directors by anyone-employees, officers, directors, vendors, or customers. For additional information, contact your Human Resource Officer.

Health and Safety. Providing a safe and secure work environment is fundamental. Employees, officers and directors are responsible for complying with applicable health and safety rules. Accordingly, each person should take appropriate measures to protect his or her physical security and observe safe and responsible work practices, such as adhering to local building access security procedures, promptly reporting to management any job-related injury or illness, and following security guidelines. Moreover, violence or threats of violence by any employee against any other employee will not be tolerated. Likewise, weapons of any kind must never be brought to our offices or customer locations.

Substance Abuse. Being under the influence of alcohol or illegal drugs or improperly using medicines can diminish one’s ability to do his or her job, and can compromise the safety of others. You should not work in an impaired state or allow substances to interfere with the safety or productivity of those around you. This policy also prohibits the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance on the Company’s premises, in our vehicles, or while conducting Company business.

Code of Conduct and Ethics Administration
(Procedures for receipt, retention, and treatment of complaints received.)

Administration Responsibility. The Human Resource Director is responsible for administering this Code and enforcing the Code for employees and officers. The Audit Committee is responsible for enforcing the Code for senior officers and directors. The Human Resource Director is responsible for conducting Code-related training, maintaining all Code-related records and investigating and resolving all Code-related matters.

Responsibility to Report Code-Related Matters. All persons subject to the Code must report Code-related matters in accordance with the following procedures: Officers and employees must promptly make reports of any Code-related matters to their immediate supervisor and simultaneously to the Human Resource Officer. Supervisors receiving such reports must promptly advise the Human Resource Officer, even when the Human Resource Officer has already been advised. Directors shall promptly make reports of any Code-related matters to the Chief Executive Officer, the Corporate Secretary, or the Chair of the Audit Committee.

Permissible Transactions with the Company and Other Matters Not Involving a Code Violation. The Human Resource Officer shall promptly review all reports of Code-related matters. The Human Resource Officer shall confer with the appropriate officers to determine if the requested transaction or other matter complies with all applicable laws, regulations, and policies. If deemed necessary by the Human Resource Officer, the Human Resource Officer shall seek the advice of our legal counsel. The Human Resource Officer or his or her designee shall promptly advise the filer of the request as to our determination.

Investigation and Resolution of All Code Violations. The Human Resource Officer (or designee approved by the Board of Directors) shall promptly investigate all violations or alleged violations of any provision of the Code. Concerns regarding internal accounting controls, questionable accounting or auditing matters that have been reported to the Human Resource Officer should be forwarded by the Human Resource Officer to the Chair of the Auditing Committee. Any violation or alleged violation of the Code is referred to as a “Code Violation.” When appropriate, the Human Resource Officer shall promptly report any Code Violation to the Chief Executive Officer with recommendations for resolution, in accordance with the investigation and referral procedures described herein. The Chair of the Audit Committee should be informed of the violation and the response planned or executed. We will take appropriate action to resolve Code violations. Such resolutions may involve disciplinary actions or other sanctions including termination of employment or dismissal. We will take all reasonable steps to respond to any offense and prevent its recurrence.

The procedure for making such a report is as follows:

Prompt Confidential Reporting of Code Violations. Any employee, officer or director who becomes aware of a violation or alleged violation of any provision of this Code, including concerns regarding internal accounting controls, questionable accounting or auditing matters (any such violation or alleged violation of the Code is referred to as “Code Violation”), shall promptly report such violation. To encourage employees to fulfill their obligations under this Code, established procedures under which any employee, officer, or director suspecting that a Code Violation has been or is being committed, may report the facts in a manner that will safeguard the person’s identity to the fullest extent practicable and protect the reporting person against retribution. The procedure for making such a report is as follows:

1.
Any employee or officer who becomes aware of a past or present Code Violation is required to promptly report the facts and circumstances to his or her immediate supervisor, and simultaneously to the Human Resource Officer. Once the supervisor has been advised of a Code Violation, the supervisor is required to promptly confirm the matter with the Human Resource Officer. Directors should contact the Chief Executive Officer, the Corporate Secretary, or the Chair of the Audit Committee. The Audit Committee of the Board of Directors in particular will be notified promptly about any Code Violation regarding accounting or auditing matters as well as the full board at its next regular meeting unless, in the judgment of the CEO, the matter needs to be addressed sooner.

2.
An investigation into the reported Code Violation will be conducted promptly by the Human Resource Officer in consultation with the Chief Executive Officer or Audit Committee, as appropriate. Facts and circumstances in the report will be reported so as to protect, to the greatest extent possible, the anonymity of the reporting person.

3.
If the Human Resource Officer and the Chief Executive Officer are not able to promptly resolve the Code Violation to their mutual satisfaction, the Human Resource Officer and the Chief Executive Officer shall promptly confer with the Audit Committee of the Board of Directors to resolve the Code Violation consistent with this Code and applicable laws and regulations.

4.
Illegal or criminal conduct will also be reported to our primary regulators and any law enforcement agencies with jurisdiction consistent with confidentiality and the protection of applicable privacy privileges. We will cooperate fully with such authorities in their prosecution of parties responsible for impermissible, illegal, or criminal conduct.

5.
In the event of legal proceedings, the reporting person(s) may be deposed, interviewed, and asked to testify, just as any other person having knowledge of the relevant facts and circumstances would be. We will seek to protect the identity of the reporting person to the greatest extent practicable.

Employees, officers and directors may also make reference to the Company’s Policy for Whistleblowing Procedures for further guidance regarding confidential reporting procedures. Employees, officers or directors who willfully fail to report a Code Violation or who fail to cooperate in an investigation of a Code Violation will be subject to disciplinary action, possibly including termination of employment, or in the case of a director, dismissal from the Board.

Request for Waivers. A waiver of a provision of the Code shall be requested whenever there is a question whether any contemplated action will violate the Code. It is anticipated that waivers will be granted only under exceptional or limited circumstances. The procedure for requesting a waiver is to seek approval from:

1.
The Audit Committee of the Board - if the waiver sought relates to any executive officer (title of Senior Vice President or higher), and any Senior Financial Officer (CEO, CFO and all Accounting, Audit and/or Compliance officers, with the title of Vice President or higher).

2.
The Human Resource Officer - if the waiver sought relates to any other employee. The determination shall be made by the employee’s immediate supervisor, in consultation with the Human Resource Officer unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

3.	The decision with respect to the waiver request shall be documented and forwarded to the Human Resource Officer for filing and retention, with a copy to the Audit Committee of the Board of Directors.
4.	All waivers of the Code shall be reported promptly by the Audit Committee or Human Resource Officer, as applicable, to the Board of Directors.
5.	Waivers shall be publicly disclosed on a timely basis as determined by the Board of Directors in consultation with the Compliance Officer and/or legal counsel.

Sanctions for Code Violations. Failure to comply with the policies in this Code will result in disciplinary action, ranging from a reprimand to dismissal or removal and possible civil and criminal prosecution. Disciplinary actions will be pursued against all of the following: (a) any director, officer or employee violating this Code; (b) any director, officer or employee deliberately withholding information regarding a Code Violation; (c) the manager or supervisor of a person who has committed an act under (a) or (b), in circumstances where such violation reflected poor supervision or lack of diligence; and (d) any director, officer or employee who retaliates, directly or indirectly, against any employee who reports a suspected Code Violation. In addition, Code Violations may expose the offending employee, officer, or director and the Company to monetary damages, regulatory penalties, and criminal sanctions. We will ensure that all disciplinary actions taken to enforce this Code are applied consistently and in accordance with all applicable laws and regulations.

Retention. Reports documenting completed investigations will be confidentially maintained for no less than one year.

Your Personal Commitment to Our Code of Conduct and Ethics

All employees, officers and directors of the Company or First Guaranty Bank, are responsible for reading, understanding, and complying with the standards outlined in this Code.

Employees, officer, and directors are required to affirmatively acknowledge receipt, understanding, and compliance with this Code.
I acknowledge that I have received and will comply with the Code of Conduct and Ethics for Employees, Officer, and Directors. I understand and agree that the Code of Conduct and Ethics is not an employment contract between the Company or First Guaranty Bank and me.
I understand that if I have questions related to the standards of the Code of Conduct and Ethics, I am to discuss them promptly with my Manager (Branch or Department), Senior Management, Human Resource Officer, or the Compliance Officer.

Sign here:___________________________________________________________________________________________

Print:_______________________________________________________________________________________________
Name Title Date